Exhibit 99.02

Script for Registrant’s publicly available investor and analyst conference call on October 16, 2003 presenting the preliminary results for the quarter ended September 30, 2003.

SILICON IMAGE

Moderator: Bob Gargus

October 16, 2003

4:00 p.m. CT

Operator:  Good day, everyone, and welcome to today’s Silicon Image third quarter 2003 earnings release.  Today’s conference is being recorded.  For opening remarks and introductions, I will turn the call over to Mr. Bob Gargus.  Please go ahead, sir.

Bob Gargus:  Good afternoon and welcome to the Silicon Image third quarter earnings teleconference.  I am Bob Gargus, Silicon Image’s Chief Financial Officer. Here with me today is David Lee, Chief Executive Officer and founder of Silicon Image, and Steve Tirado, President.

During the call today, we will make comments regarding the future performance of the company.  These include comments concerning our expected operating results, product introductions and standards announcements and adoption.

We may also make comments regarding events that could potentially impact the company’s future.  Many factors taken individually or in combination could affect future business conditions and company results so that actual results may materially differ from what is described in these forward-looking comments.

I encourage you to familiarize yourself with our most recent 10K and 10Q reports, in particular the information under the caption, “Factors Affecting Future Results.”  These reports describe relevant risk factors that could affect future outcomes.

In addition during the call today, we might highlight other factors that could impact any projection or other forward-looking statement.  Unless otherwise stated, all amounts, results and projections being discussed today are on a pro-forma basis, which excludes stock (compensation) expense, patent defense costs, acquisition integration costs, restructuring costs, impairment costs, amortization of good will and intangible assets, in-process R and D expenses and gains on escrow settlements.

Reconciliation of pro-forma amounts to GAAP amounts may be found in our third quarter earnings release, available at www.siliconimage.com.  Just before I turn the call over to David Lee, our Chief Executive Officer, I want to point out that the company gives guidance to the (Street) for analysts and they put together their models.

We have six analysts covering the stock so the models have some variability.  When we say (Street) estimates, we mean the consensus of the analyst models and not necessarily what our guidance was.

With that, let me turn the call over to David.

David Lee:  Thank you, Bob.  Let me recap the quarter with the following six points; one, Silicon Image had revenues of $24.2 million, a pro-forma loss of $0.5 million for the quarter as indicated in our call two weeks ago. Two, consumer electronics revenue grew 51% sequentially, and PC revenue grew 12% sequentially.  Three, new orders increased over 40% sequentially, resulting in a book-to-bill ratio in excess of 1.3.

Four, we added 15 new HDMI licensees, bringing the total, year-to-date total to 48.  We also announced at CEDIA 2003 the debut of the industry’s first HDMI CE products, all which use Silicon Image’s PanelLink Cinema solutions for HDMI.  Five, we introduced and are sampling one of the first quad 3 gigabytes per second SATA II solution and received strong support from motherboard manufacturers for our quad 1.5 gigabytes per second SATA I solution. Six, and finally, we formally rolled out our IP licensing program and announced a strategic partner with the Sunplus, in addition to three DVI core licenses with Novatek, Weltrend and Sunplus.

I’ll now turn the call over to Steve for a report on our quarter and future guidance.

Steve Tirado:  Thank you, David.  Our goal at the company is to be the leader in defining the architectures, IP and semiconductor technology necessary to build secure, digital content delivery systems. We believe that the problem of secure digital content delivery can only be solved when the CE, PC and storage devices are architected for content compatibility and inter-operability.  In order to achieve this goal, we’ve worked hard to establish ourselves as the gold standard implementation for DVI, HDMI and Serial ATA.  Over the next year, you will see Silicon Image even more aggressively converged technologies around this idea of secure digital content delivery system as we bring new solutions to market that address this issue.  Broadcasters are making significant strides toward meeting the FCC requirement of providing 75 hours of digital programming for every 100 hours of analog programming by April 2004, moving to one-to-one parity by May of 2005, leading to the plan completion of the DTV transition and cessation of analog programming by the end of 2006.

Throughout my segment update today, I will be providing insight into how this trend is being played out in each of our segments.  We have taken a decidedly longer term approach to building our company, our product and our strategic partnership, building standards as well as a compelling vision for content delivery are tantamount to our long-term success.

Our product development and licensing approach are designed to establish our implementation as the gold standard in their respective marketplace. We also understand the need for our company to build upon those implementations with additional innovation designed to move Silicon Image to the leading edge of the revenue and profit curve. It is our belief that the steps we have taken to establish the basis for strong sustainable growth are now in place and will lead to a stronger, more profitable company in 2004 and beyond.  Let me now turn to the quarter in future guidance.  As David said, revenues were $24.2 million and were down 1% from the second quarter.  The product portion of the business grew $2.7 million or almost 14%.  This $2.7 million sequential increase was offset by a decline in the licensing revenues.  Licensing revenues were $1.7 million.  Operating expenses were projected to be around $14.2 million and came in at $13.2.  Gross margins came in at 52.5% and were worse in the second quarter due to the lower licensing revenue mix.

On the positive side, the product gross margins improved 270 basis points and this was consistent with the two to three hundred basis point improvement we had projected.  Pro-forma profitability was a loss of 500,000 or a one cent loss.  This is two cents below the pre-consensus of a penny gained.

While the quarter was below expectations, we did see some important indicators for future business growth.  Number one, order of backlog patterns improved substantially; book-to-bill was in excess of 1.3 and we are entering Q4 with almost 85% visibility.

85% visibility is lower than the number we quoted in the pre-announcement because we are increasing our Q4 guidance.  Our order levels have remained high since early August.

Product gross margin, excluding licensing, improved almost three points at the percent of revenue.  And (finally) we have (ramped) our inventory level to support the increased orders.

Let me now turn to a segment update.  We had a significant number of products and industry announcements that I will cover within each segment overview.  Let me start with storage.

The storage IP portion of our business came in at $6.2 million or an 8% sequential decrease over the second quarter.  Within this, we saw the Serial ATA business grow 11% sequentially, while the fiber channel business declined.

The decline in the fiber channel business is associated with an inventory correction and is not the result of lost design.  In fact, our quad two gigabytes solution is now going into production with two key OEMs and we believe this portion of our storage business will grow significantly in Q4.

During the quarter, we shipped in excess of 730,000 SATA Link host controller chips, and we have now shipped in excess of 2.3 million Serial ATA chips to date.  The product and partner announcements in Serial ATA were significant this quarter.

The first was our roundup release for our new quad 1.5 gigabyte PCI to Serial ATA solution.  The Silicon Image 3114 for PC motherboard and add-in cards, we announced design wins with 20 motherboard manufacturers, including (asutek), (Gigabyte), (ABIT), (Mitac) and (Tatung) to name a few, most of which are already available in retail channels.

Silicon Image has established itself as a performance and price performance leader of Serial ATA motherboard and host adapter solutions.  Our software drivers have become a competitive advantage, support (JBOD), RAID 0, 1 and 10 for the Windows, Linux and Network platform.

Leveraging our proprietary MSL architecture, we can support four high bandwidth ports with a single phase lock loop, helping us to reduce power consumption and (die) size.

We additionally have demonstrated rock solid support for (hot plug), (ATAPI commands), (port multiplier), native command (queues), variable output strength for (back planes) and as previously mentioned, a complete (RAID) software package, making this product one of the most attractive in its class.

We also announced and are sampling one of the industries first three gigabyte quad Serial ATA II solutions.  The Silicon Image 3124 is an enterprise-class solution that supports PCIX on a four-port, three gigabyte solution.

We have successfully demonstrated 300 megabytes per second on this controller, putting it at parity with many SCSI 320 products on the market at less than half the price of SCSI.  It is clear that Serial ATA will be a force in the enterprise storage market.

Features like native command (queuing), enclosure management device support, hot plug, (FIS), the framing information structure-based switching, and port multipliers make this very compelling for enterprise-class customers.

Our SATA (RAID) software environment now also supports (RAID) five to complement the RAID 0, 1, 10 and (JBOD) support mentioned earlier.  More important to our overall strategy of enabling digital content delivery systems, however, were the demonstrations we conducted at this year’s fall Intel Developers Forum.

Together with Maxtor, Comax and Intel, we showed a Silicon Image Serial ATA host adapter on an Intel motherboard with a shield in external Serial ATA connection from Comax to four Maxtor 250 gigabyte diamond (Mac) drive.

We chose to demonstrate the technology by showing four concurrent video streams that offered smooth, real time performance to the screen.  The market for external Serial ATA storage, especially for digital content, will require high bandwidth, low cost approaches like what we demonstrated at IDF to enable mass market adoption.

It is important for everyone to understand that a port multiplier allows its system to think it’s seeing a single port, yet receive the benefit of several drives.  For this reason, three gigabyte per second solutions will be important since we are now aggregating that the 41.5 gigabyte drive, capable of saturating a 1.5 gigabyte connection, back to the server or desktop.

On the storage licensing front, we also announced a design win with ATI to enable their first generation Serial ATA capability, further enhancing our position on the host as the gold standard for both performance and interoperability.

Overall we had a strong quarter for announcements and partnership demonstration and anticipate the storage business will grow 15% to 30% in the fourth quarter.

Let me now turn to personal computers.  During the third quarter, the PC DVI portion of our business, this includes both host and display, increased from $7.2 million to $8.2 million.

This increase of 12% is above the three to 10% guidance we gave at the start of the quarter and demonstrates that the PC market is finally beginning to adopt DVI on an increased number of new platforms.

Improvement in sales came from the mass production of multiple notebook and desktop models carrying the new Silicon Image 1162 transmitter, capable of rock solid 165 megahertz performance and the ability to drive long cable lengths, up to 20 meters, reliably.

We saw the volume production of a leading OEM dual monitor desktop with ATI graphics utilizing the Silicon Image 178 dual monitor transmitter.  We also saw another leading graphics card vendor introduce a new line of graphics card, bundled with our industry-leading Silicon Image 164 transmitter.

On the LCD panel front, we saw increased demand for our LVDS and TMDS intelligent panel controllers with several new design wins with key OEM.

Additionally our digital bundling initiative with key PC OEMs is progressing well as we saw the first RFQ hit the market for all digital architecture.  This will affect both the host and display portions of our business and should manifest itself into meaningful revenues during 2004.

And all digital architecture for the PC is a critical step the industry must take to act as premium movie content in the future.  PCs will then need to implement a secure content delivery mechanism.  Silicon Image is well-positioned to provide both a product and architectural leadership necessary to move the PC platform to address this critical need.

We expect Q4 PC revenue to increase three to six percent sequentially.

Consumer electronics. The consumer portion of our business grew 51% sequentially and once again represented the strongest growth segment of our business.

It was also better than the anticipated 25% growth guidance we gave. Strength came from all product areas in our portfolio: digital TVs, LCD TVs, set top (boxes) and DVDs are all ramping to production and we saw surprising strength in the movement to HDMI and our branded implementation, PanelLink Cinema, with over 20 announcements at this year’s CEDIA show.

Panasonic, Pioneer, SONY and Meridian all announced a host of products available with PanelLink Cinema for this Christmas season.  These companies are only a few of the many manufacturers you will see with PanelLink Cinema enabled products this year.

During the quarter we also added several new licensees to the HDMI program, bringing the total licensing to 48.  The HDMI authorized testing center is now up and running at full strength with Silicon Image, having tested and authorized several products this quarter.

The announcement and availability this quarter of the HDMI 1.0 compliance (specs) will allow consumers the confidence of knowing there will be broad, industry-inoperability backed by a rigorous testing program.

On the licensing front, Silicon Image announced a broad partnership with Sunplus, a leading consumer electronics semiconductor manufacturer in Taiwan.  This partnership was designed to broaden Silicon Image’s ability to drive down costs by combining economies of scale with Sunplus’ massive production volume, as well as bringing IP for both companies together to build aggressive, (system mount of) chip implementation for the DTV and host side of the market.

We understand that innovation must be complemented by a low-cost strategy for the volume segment, as well as an aggressive integration path to solidify our market leadership.  The creation, distribution, storage and display content in a secure environment are at the forefront of issues facing content providers and manufacturers today.

Silicon Image is the only company who has both a comprehensive vision of where the industry will go, as well as the technology, partnership and products to lead it.  Access to premium content is driving HDMI, (HDCP) key adoption aggressively in the CE market and is a key step in making high-quality digital content available to consumers.

We expect consumer electronic revenues to increase 20% to 30% in the fourth quarter.  Let me turn to the overall licensing.

Licensing revenues were $1.7 million for the quarter as a large contract did not close as anticipated during the third quarter.  The pipeline for licensing deals is strong and several deals are under negotiation.

Recognizing that licensing deals can be lumpy, we would still expect this segment to be in the $3.0 to $4.0 million range for the fourth quarter. Some of the significant accomplishments for the third quarter were, number one; we announced a comprehensive IP licensing program aimed at leveraging our IP beyond our chip supply capabilities.

Number two, in keeping with this, we announced that we had licensed our world-renowned, PanelLink DVI core to Taiwanese IC leaders Novatek, Weltrend and Sunplus, to attack the dual-mode monitor controller segment of the LCD panel market.

Number three, we announced the unique licensing collaboration with Sunplus, as previously described.  And finally, we reaffirmed our commitment to open standards and our willingness to license our implementation in a non-discriminatory manner.

Let me summarize.  In summary, licensing revenues did not materialize as planned and this caused us to miss our Q3 financial projections.  We have mentioned that licensing revenues tend to be lumpy and this is simply a case where it worked against us.

Despite this, we had a very good quarter by most other measures.  Our order rate, improved product margin, general product acceptance and leadership position in all three of our market segments were reinforced.

We are well-positioned entering the fourth quarter in our projecting product revenue to be $25.0 to $26.5 million and licensing revenues to be $3.5 — $3.0 to $4.0 million.

Along with this, the pro-forma EPS should be in the two to three cent range.

I’ll now turn the call back to Bob for a review of our financials.

Bob Gargus:  Thank you, Steve.  Steve basically covered the product segments but let me help everyone with the math.  The DVI PC business was $8.2 million and increased almost 12% from the second quarter.

The consumer electronics business was $7.6 million and was up 51% from the second quarter.  The storage IC revenue was $6.2 million and was down 8% from the second quarter.

The systems portion of the business was $0.3 million and was down $0.2 million from last quarter.  Combined licensing and royalty revenues totaled $1.7 million and were down $2.8 million from last quarter.

From a channel perspective, the distributor portion of our business was 41% versus 40% last quarter.  I would like to remind everyone that we recognize distributor revenue on a sell-through basis lagged by one month.

By this we mean the third quarter distribution revenues are the sell-through numbers for the month of June, July and August. We count licensing revenue as part of the direct revenue and this caused the distributor portion of our revenues to be higher than the 38% to 40% we had projected.

If licensing had been $4.0 million, then the distributor portion would have been 38% and in line with our previous guidance.  We would expect distributor revenues to be in the 38% to 40% range in the fourth quarter.

The product portion of our business grew 14% sequentially in the third quarter. This growth was achieved despite an average 6% decline in IC selling prices for the quarter.

From a customer concentration perspective we had one customer and four distributors that exceeded the 5% threshold.  The customer was Samsung at 11%.  The four distributors were (World Peace) at 15%, Microtek at 8%, (Welking) at 6% and (Innomicro) at 5%.

Before I turn to earnings I want to advise our investors of a future change in the way we will report and give guidance.  Effective after our fourth quarter earnings call, we will be reporting our revenues in total by the three lines of business.

This will mean that we will report PC, CE and storage revenue numbers that will be inclusive of licensing and royalty revenues.  Again, we will not enact this change until the start of the 2004 reporting year.

To assist the investors with their models, we will continue to give guidance on the overall gross margin rates.  With that, now let’s turn to earnings for the third quarter.

Net income.  First the GAAP numbers.  The GAAP net loss for the quarter was $2.1 million.  This includes a stock-based compensation charge of $1.1 million, amortization of good will and intangibles of $0.4 million and cash-related patent (defense) costs of $0.1 million.

I refer the listener to our earnings press release, which includes a full reconciliation of the differences between the GAAP numbers and the pro-forma numbers we will discuss in this call.

The rules require that if we are going to give guidance for non-GAAP or pro-forma numbers that we must give guidance or explain why we can not give guidance for the GAAP equivalents.

Looking ahead we may have three items of adjustment for the fourth quarter.  The first item is amortization of intangibles.  Given the acquisition of TransWarp in the second quarter, we will incur amortization charges of approximately $0.4 million in this area.

The second item is the stock-based compensation.  This item has two components; a portion that relates to the repricing of stock options in 2000 and 2001 and it fluctuates with our stock price.

The second piece relates to pre-IPO grants and stock options assuming connection with acquisitions and grants to non-employees. As such, there are several components of this item that can be positive or negative and the charge is difficult to estimate.

We can state that the charge for the pre-IPO/acquisition/non-employee grants will be approximately $1.1 million for the fourth quarter.  The portion that varies to our stock price is not one that we can estimate.

The final item is the net gain associated with the legal settlement of the Genesis lawsuit.  This item is comprised of a one-time settlement fee, running loyalties, the payment of legal bills on our balance sheet and any additional legal fees incurred during the fourth quarter associated with this matter.

The timing of receiving cash is unknown and must await final resolution in the courts.  For the remainder of my presentation I will focus only on the pro-forma financial statements that exclude these items, consistent with the guidance that we gave at the start of the quarter.

The pro-forma net income for the third quarter was a loss of $0.5 million.  This pro-forma loss is $0.5 million worse than the second quarter actual results.  This is an improvement of $0.3 million from the year ago quarter.

The third quarter earnings per share was two cents below the (Street) consensus, which calls for a one cent gain.  The operating results story comparing Q3 2003 to Q2 was 1., revenue while basically flat, we had a $2.7 million increase in product revenues, offset by a $2.8 million decline in licensing revenues.

The net impact on gross margins of these two items was $1.6 million unfavorable.  2., gross margins, excluding licensing, improved by 270 basis points and was consistent with our guidelines of 200 to 300 basis points improvement for the quarter.

This increase contributed $0.6 million favorably to the bottom line.  The improvement in gross margins was the realization of projected yield and quality improvements.  Total gross margins were 52.5% and decreased from the 56.2% realized in the second quarter.

The decline in licensing revenue more than accounted for the overall decline in gross margins.  Three, operating expenses were $1.0 million below the (Street) consensus of $14.2 million and $0.5 million below the Q2 actual results.

Expenses came in lower than expected as a couple of new product takeoffs were delayed from mid-September to early October.  In addition, the planned opening of new office in Japan moved from the third quarter to the fourth quarter.

The net result of these three items was the decline in operating results of $0.5 million on a $0.1 million decline in total revenue.  General business conditions improved nicely during the third quarter.

We saw order patterns pick up during the last eight weeks of the quarter and they have stayed strong in the first two weeks of October.  We are encouraged by the third quarter’s book-to-bill ratio of greater than 1.3 and by the approximate 85% backlog visibility we have entering the fourth quarter.

Gross margin guidance.  Looking at the fourth quarter we would anticipate overall gross margins to improve 200 to 400 basis points from the third quarter.  This is the net result of projected product gross margins being flat to 50 basis points up and the forecasted licensing revenues expanding to the $3 to $4 million level.

Expenses.  Total operating expenses at $13.2 million were 54.5% of revenue and were down $0.5 million or 1.9% of revenue from the second quarter’s $13.7 million.  As stated earlier, this is $1.0 million better than the (Street) consensus.

Looking forward, we have a number of new products that will be (taping) out during the fourth quarter.  These products are imperative for revenue generations starting as early as the second quarter of 2004.

As a result we see operating expenses increasing on the fourth quarter to around the $15.0 million level before declining in the first quarter of 2004.  I want to stress that the majority of the increase is project expenses related to new products and sales costs in the form of a new sales office in Japan and increased commission.

Looking at R and D expenses, we see that it was $9.1 million or 37.4% of revenue for the third quarter. The actual spending in dollars declined $0.3 million from the second quarter.  We expect R and D expenditures to be around $10.5 million in the fourth quarter.

SG and A spending was $4.1 million and was 17.1% of revenue.  This is $0.3 million — this is a $0.3 million improvement from the second quarter levels.  Interest income was $40,000 for the third quarter and we would expect it to basically be flat in the fourth quarter.

Taxes.  We do not expect to have any tax expenses during 2003 and I would project our Q4 2004 blended tax rate to be approximately 15%.  Remember that evolving rules around the suspension of NOL's as well as our underlying performance can impact this rate.

Now let’s turn to the balance sheet.  We ended the quarter with $28.2 million in cash.  This was a $2.8 million drop from the $31.0 million cash balance we had at the end of the second quarter.  We have approximately $2.3 million in debt and we ended the quarter with total assets of $79.9 million.

The decline in our cash balance is also accompanied by an increase in DSOs and inventory levels.  The DSO level increased to 63 days and is the product of large September (disty) shipments.

You will recall that my earlier comments that we recognized sales to the distributors on a sell-through basis lagged by one month.  As a result, none of our September shipments to distributors is recognized in revenue but it is in our accounts receivable balance.

Our September (disty) shipments were around $6.0 million, versus $4.0 million back in the month of June.  This $2.0 million delta is in our accounts receivable balance, even though it is not reflected in our revenue.  Excluding this, our DSO would have been about 55 days.

In addition, we had a large receivable from a customer that was due during the quarter but was not received until the first week of October.  This payment of $1.6 million would have further lowered our DSO to 49 days.

On the inventory front we saw our inventories expand by almost two million as order patterns and general business conditions improved.  Inventory turns were 5.1X as compared to 5.8X last quarter.

This is, however, a calculation done on the current inventory and the current cost of goods sold.  If this was done on a forward basis, the calculation would show about a 0.3 turn worsening.

Even with the planned aggressive growth for the fourth quarter, we expect to be slightly cash positive.   Depreciation and amortization for the quarter was approximately $1.5 million and given the improved visibility we’d expect DSOs to be around 50 days and inventory turns to be about 5.4X at the end of the fourth quarter.

In summary, to summarize the quarter’s performance can be recapped in four points; one, total revenues were basically flat but within this we had a 14% sequential increase in product revenues more than offset by the decline in licensing revenues.  Revenues grew 13.1% over the year ago quarter.

Two, our bookings and backlogs strengthen such that we ran in the fourth quarter with approximately 85% of the fourth quarter visible in backlog and we’ve recorded a book-to-bill ratio greater than 1.3.

Third, while overall gross margins declined due to the licensing revenues, we did see the product gross margins improve quarter to quarter by 270 basis points.

And fourth, operating expenses were less than forecasted as projected expenses and sales expenses or project expenses, excuse me, and sales expenses were deferred into the fourth quarter.

Overall earnings per share was two cents less than the (Street’s) consensus of a one cent gain for the quarter.

In terms of the Genesis lawsuit, in July the Federal court ruled on the settlement between Genesis, Microchip and Silicon Image.  Unfortunately this matter will take some time to get finalized within the court system.  As such, we have not included any projections for monies or royalties from Genesis within our financial statement to date nor has it been included in our Q4 guidance.

We are pleased to have this matter behind us and to be able to focus our attention on the challenges and opportunities facing us.  With that, I’d like to open the call for questions and answers.

Operator:  Today’s question and answer session will be conducted electronically.  If you would like to ask a question, you may signal us by pressing the star key followed by the digit one on your touch-tone telephone.  For those of you joining us today using a speakerphone, please release the mute function so your signal will reach our equipment.  Again, that is star one if you have a question.

And we’ll take our first question from Mark Grossman with Needham and Company.

Mark Grossman:  Great.  Thanks.  Consumer was up very strongly but I’m assuming very little of that yet was HDMI.  Can you talk about what kind of ramp you’re expecting for HDMI?  Do you think it’s going to be sort of linear or will there be a vague inflection point?  And what do you think the barriers are to HDMI ramping up over the next few quarters?

Steve Tirado:  We were actually a little surprised at how strong  the HDMI ramp was but several of the large manufacturers have a lot of new, you know, plasmas and LCDs coming out and they wanted to go straight to HDMI so we expect the ramp actually to continue to be very strong for HDMI throughout the year.  People are moving to HDMI — if a new product is on the table it’s unlikely it’s going to go with DVI / HDCP.  It will more likely go with HDMI.

Mark Grossman:  Got it.  And then just on — you enter the quarter with $24.0 million backlog.  Can you give a little more information on what the order trends have been over the last couple of weeks?

Steve Tirado:  Yes, I think Bob addressed that in his comments but it has remained as strong as it was in the last eight weeks.  We are seeing the same pace of orders.

Mark Grossman:  OK.  Great.  Thank you.

Steve Tirado:  You’re welcome.

Operator:  Now, we’ll hear from Rick Schafer with CIBC World Markets.

Rick Schafer:  Yes, hi guys.  I’ve just got a couple quick questions.  I guess the first one is just could you give us a little more color, I guess, on the licensing deal  that was pushed from 3Q to 4Q?  I mean, was it SATA related, you know, kind of I guess what kind of licensing rev was it or can you guys give us a comment.  I’ve got a quick follow-up.

Steve Tirado:  Yes, Rick.  You know, we have not traditionally given out the information only because the customers typically don’t like us to say anything until we’re, they’re ready to get their product out.  But you know, the deal flow is still fairly large.  It is somewhat lumpy.  I can tell you, you know, that the deal that moved out was broadly within storage area. .

Rick Schafer:  OK.  Thanks. And then just as a follow-up you know, we understand that you guys are definitely making a good case of bookings, obviously ramping backlog, billing and everything and this is a tough one to answer but how comfortable are you guys sort of extrapolating you know —

you’re three weeks into the fourth quarter.  How comfortable are you extrapolating your current visibility, you know, out into early 2004?

Steve Tirado:  Yes, we’ve chosen to hold off on that until the next conference call and you know, that’s basically where we are.  We’re very encouraged by the order pattern and the backlog strength, et cetera, but we’d like to get a few more weeks under our belt before we give you the 2004 outlook.

Rick Schafer:  So can you then comment maybe on sort of the RFQ’s you see out there. Maybe there’s, you know, we all, everybody’s kind of well aware of the Dell RFQ that’s sitting out there. The level of RFQ activity, something like that to give us a flavor of the activity that’s out there right now?

Steve Tirado:  Well, you know, the RFQ you mentioned is very exciting for us because it’s the first step towards you know, the digital architecture that we’ve been promoting for the PC market.  With respect to RFQs in general, I can’t say that I’ve seen any, you know, increase or decrease there.  I mean our design win rate has been extremely good over the last few quarters and what we’re seeing today now is people moving into production.

Rick Schafer:  OK.  Thanks.

Steve Tirado:  You’re welcome.

Operator:  As a reminder if you’d like to ask a question today, please press star one.  Now, we’ll move to James Bash with PAW Partners.

James Bash:  Yes, hi guys.  How are you doing?

Steve Tirado:  Good.

James Bash:  Good.

James Bash:  I was wondering, just given the strong orders that you’ve seen in October, you know, the $24 million in backlog that you’re carrying to the quarter and you know, in the context of the $9.0 million in (turn) expenses you did last quarter, you know, I think the guidance I guess implies $29 to $30 million in total revenues seems quite conservative.

I mean it implies you know, $5.0 million in turns business assuming no cancellations on that backlog.  So I was just wondering if you could comment on that.

Steve Tirado:  You know, we’re trying to basically take a conservative approach to the guidance and I guess that’s probably about all I could say at this point.

James Basch:  OK.

Operator:  Now we’ll hear from Neal Jacobs with Bodrie Capital Management.

Neal Jacobs:  Good afternoon.  In your 10Q from the second quarter, you have a statement in there that says, “We expect a licensing and royalties to account for approximately 15% to 20% of our revenue in the next few years.” Just curious if based on what you announced as the change going forward if that statement still stands.

Steve Tirado:  Well, we are at about $11.0 million, a little north of $11.0 million for the first nine months so we’re pretty well on our way to that number. We think that’s a reasonable rate.

The other thing that you’d have to bear in mind is that these licensing deals do come with royalty streams when the products go into production.  And so the percentage of the stream that is based on royalty’s going to keep going up, you know, as time progresses.   So I think, you know, that the 15 to 20% is okay — I would still stay with that.  The 15% to 20% seems like a reasonable number for us in terms of licensing, you know, over time.

Neal Jacobs:  Great.  Congrats on the momentum.

Steve Tirado:  Thank you.

Operator:  And as a final reminder if you do have a question today, please press star one on your touch-tone telephone. And there appears to be no further questions.  I will turn the call — I apologize.  We do have a final question from Karl Motey with Wachovia Securities.

Karl Motey:  Thank you.  Could you comment on the seasonality in the business in general?  What are your views, kind of looking historically, what does Q4 look like relative to Q1 and as we look out into next year, I realize you don’t want to give, you know, actual guidance but you know, how should we be looking at it given that, you know, a large percentage of your sales are coming more out of consumer and PC types of businesses?

Thank you.

Steve Tirado:  You know, the business is, you know, is doing well. We actually are seeing strength across all of the markets and what has been giving us a lot of momentum has really been past design wins that are going into production.

I don’t know what else I can tell you.  Let me have Bob chime in here.

Bob Gargus:  There is a seasonality to the business typically for both PC and consumer electronics where it’s a little weaker in the first quarter. But you’ve got to remember we’re dealing with emerging technologies and so a lot of the products and designs are ramping up.  And I think this ramp kinda of goes in the face of that seasonality.

Other than that, as Steve said, I think I’d prefer to wait for a few more weeks into this quarter and see the order pattern before commenting on what we can do in Q1.

Karl Motey:  OK.  Great.  Thank you.

Operator:  And there are no further questions. I’ll turn the call back over to you for any additional or concluding remarks.

Bob Gargus:  Well, in closing, on behalf of David, Steve and myself, I’d like to thank everyone for their participation in the call today.  And I look forward to speaking with you again next quarter.

Operator:  And that does conclude today’s conference.  We thank you for your participation and have a good afternoon.

END